EXHIBIT 99.2

CDW Increases Cash Dividend 59%, Initiates $500MM Share Repurchase Program and Agrees to Acquire Minority Stake in Kelway

Actions Reinforce Refreshed Capital Allocation Priorities

VERNON HILLS, Ill., Nov. 6, 2014 (GLOBE NEWSWIRE) -- CDW (Nasdaq:CDW), a leading multi-brand technology solutions provider to business, government, education and healthcare today announced three actions under its capital allocation strategy designed to provide both near and long-term returns to shareholders while enabling the company to invest in its future.

The company's announcements include the approval by its Board of Directors of a 59 percent increase in its quarterly cash dividend and authorization of a new $500 million share repurchase program, as well as its entry into a definitive agreement to acquire a minority stake in UK-based IT solutions provider, Kelway. These actions reinforce CDW's refreshed capital allocation priorities, which include:

  Increase dividends annually, with a target to achieve a dividend payout of 30 percent of free cash flow over the next five years
  Ensure the right capital structure, with a target to maintain net debt/adjusted EBITDA leverage in the range of 2.5 to 3.0 times
  Supplement organic growth with strategic tuck-in acquisitions
  Return excess cash after dividends and M&A to shareholders via share repurchases

"Today's actions reflect the confidence we have in our strategy and our ability to continue to deliver sustained, profitable growth and cash flows," said Thomas E. Richards, CDW chairman and CEO. "They also demonstrate our commitment to ensuring we continuously deliver enhanced value to customers, partners, coworkers and investors."

"As we approach our previously announced leverage target ratio of about 3.0 times, it is appropriate to update shareholders on our capital allocation strategy and refreshed priorities," said CDW's chief financial officer, Ann E. Ziegler. "When combined with expected operating performance, these priorities support our new medium-term targets starting in 2016, which include low double-digit annual earnings per share growth."

A quarterly cash dividend payment of $0.0675 per share will be made on December 10 to shareholders of record as of the close of business on November 25, 2014. On an annual basis, CDW's dividend per share is now $0.27 per share, up 59 percent from the previous annual dividend of $0.17 per share. Future dividends will be subject to Board approval.

The $500 million share repurchase program is effective immediately. CDW will repurchase shares utilizing a systematic approach and repurchases may be made from time to time in the open market or through privately negotiated transactions, depending on share price, market conditions and other factors. CDW intends to conduct any open market share repurchases in compliance with the safe harbor provisions of Rule 10b-18 of the Securities Exchange Act of 1934, as amended. The share repurchase program does not obligate CDW to repurchase any dollar amount or number of its shares, and repurchases may be commenced or suspended from time to time without prior notice.

CDW's 35 percent investment in Kelway will enhance the company's ability to provide IT solutions to US-based multi-national customers. Based in the UK, Kelway is an integrated IT solutions provider with global supply chain relationships which enable it to conduct business in more than 100 countries. The investment will be accounted for as an equity method investment and is expected to be accretive beginning in the first year. Terms of the transaction were not disclosed.

Forward-Looking Statements

Statements in this release that are not statements of historical fact are forward-looking statements within the meaning of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, including without limitation statements regarding the future financial performance of CDW. These statements involve risks and uncertainties that could cause actual results to differ materially from those described in such statements. These risks and uncertainties include, among others, changes in, or the discontinuation of, CDW's share repurchase program or dividend payments; changes in economic conditions; decreases in spending on technology products by CDW's customers; CDW's relationships with vendor partners and availability of their products; continued innovations in hardware, software and services offerings by CDW's vendor partners; substantial competition that could reduce CDW's market share; CDW's substantial indebtedness and ability to generate sufficient cash to service such indebtedness; restrictions imposed by CDW's indebtedness on its operations and liquidity; the continuing development, maintenance and operation of CDW's information technology systems; potential breaches of data security; potential failures to comply with Public segment contracts or applicable laws and regulations; potential failures to provide high-quality services to CDW's customers; potential losses of any key personnel; potential interruptions of the flow of products from suppliers; potential adverse occurrences at one of CDW's primary facilities or customer data centers; CDW's dependence on commercial delivery services; CDW's exposure to accounts receivable and inventory risks; future acquisitions or alliances; fluctuations in CDW's operating results; current and future legal proceedings and audits; potential acceleration of CDW's deferred cancellation of debt income; and other risk factors or uncertainties identified from time to time in CDW Corporation's filings with the SEC. Although CDW believes that the expectations reflected in such forward-looking statements are reasonable, it can give no assurance that such expectations will prove to have been correct. Reference is made to a more complete discussion of forward-looking statements and applicable risks contained under the captions "Forward-Looking Statements" and "Risk Factors" in CDW Corporation's Annual Report on Form 10-K for the year ended December 31, 2013 filed with the SEC and subsequent filings with the SEC. CDW undertakes no obligation to update or revise any of its forward-looking statements, whether as a result of new information, future events or otherwise.

Webcast

CDW will hold a conference call today, November 6 at 7:30 a.m. CT/8:30 a.m. ET to discuss its third quarter 2014 financial results and today's announcements. The conference call, which will be broadcast live via the Internet, and a copy of this press release along with supplemental slides used during the call, can be accessed on CDW's website at investor.cdw.com. For those unable to participate in the live call, a replay of the webcast will be available at investor.cdw.com approximately 90 minutes after the completion of the call and will be accessible on the site for approximately one year.

About CDW

CDW is a leading multi-brand technology solutions provider to business, government, education and healthcare. A Fortune 500 company, CDW was founded in 1984 and employs approximately 7,200 coworkers. For the trailing twelve months ended September 30, 2014, the company generated net sales of more than $11.7 billion. For more information about CDW please visit www.CDW.com.

Investor Inquiries
Sari Macrie, CFA
Vice President, Investor Relations
847-968-0238
investorrelations@cdw.com

Media Inquiries
Mary Viola
Vice President, Corporate Communications
847-968-0743
mediarelations@cdw.com

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